Exhibit 99.1

Enumeral Announces Progress in PD-1,

TIM-3 and Other Pipeline Programs

CAMBRIDGE, Mass.—July 14, 2015—Enumeral Biomedical Holdings, Inc. (OTCQB: ENUM), today announced recent progress in its PD-1 antibody program. Enumeral also provided an update on the progress of additional programs in the Company’s R&D pipeline, including its TIM-3 antibody program.

Enumeral has identified antibodies that appear to bind to PD-1 in a manner different from that of currently marketed anti-PD1 antibodies, while retaining activity in cell-based assays. The Company has isolated more than 300 sequences of PD-1 binding antibodies from primary B cells in its PD-1 program. The Company’s bioinformatics analysis of sequences indicates that these antibodies are diverse, falling into 26 distinct clades, or families, that bind to PD-1. Enumeral has advanced six lead clones into pre-clinical characterization, four of which are undergoing humanization. The Company anticipates that the humanization process will be completed by the end of the third quarter of 2015, which will enable initiation of cell line development for IND-enabling studies.

“We believe that such differentiated antibodies might elicit desirable cellular immune responses among subsets of tumor infiltrating lymphocytes (TILs) that differ from those observed with competitor antibodies against the same target,” said Cokey Nguyen, Ph.D., Enumeral’s Vice President of Research and Development. “This identification of differentiated binding to a validated target is an exciting discovery, and we are now in the process of more fully characterizing these antibodies using our proprietary human biopsy-based immuno-profiling platform. Our longer-term goal is to determine if these antibodies have utility in treating different types of tumors than those treated by currently marketed drugs, as well as whether such antibodies may increase initial response rates among patients who fail in other therapies.”

In Enumeral’s TIM-3 program, the Company has isolated 180 screening hits and has sequenced 88 TIM-3 binding antibodies to date, and its screening efforts are ongoing. Enumeral’s bioinformatics analysis indicates desirable diversity, with the antibodies falling into 17 unique clades that bind to TIM-3. Enumeral plans to apply its unique approach to cellular immune response profiling to further understand the utility of these different antibodies for modulation of different TILs. The Company believes antibodies that block TIM-3 may potentiate anti-cancer immune responses, either as a monotherapy or in combination with other therapies, including other immune checkpoint-targeted drugs. The Company currently anticipates nominating lead clones by the end of the third quarter 2015, and beginning the humanization process by the end of this year.

Enumeral also noted that it is engaged in ongoing antibody screening in its LAG-3, OX40, and VISTA programs. Using human biopsy samples, the Company intends to validate antibody blocking effects against these targets, and then assess potential monotherapy or combination therapy regimens using our proprietary antibodies.

“We are very excited by the recent developments in our internal pipeline, particularly with respect to our PD-1 program,” said Arthur H. Tinkelenberg, Ph.D., President and Chief Executive Officer of Enumeral. “We are currently pursuing the therapeutic implications of our potentially different classes of antibodies using our ex vivo human immuno-oncology profiling platform, and we look forward to reporting on our continued progress in the months ahead.”

About Enumeral

Enumeral is a biopharmaceutical company discovering and developing novel antibody immunotherapies that help the immune system fight cancer and other diseases. The Company is building a pipeline focused on next-generation checkpoint modulators, with initial targets including PD-1, TIM-3, LAG-3, OX40, and VISTA. In developing these agents, Enumeral’s researchers apply a proprietary immune profiling technology platform that measures functioning of the human immune system at the level of individual cells, providing key insights for candidate selection and validation. For more information on Enumeral, please visit www.enumeral.com.

Forward Looking Statements Disclosure

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements reflect current beliefs of Enumeral Biomedical Holdings, Inc. (“Enumeral”) with respect to future events and involve known and unknown risks, uncertainties, and other factors affecting operations, market growth, Enumeral’s stock price, services, products and licenses. No assurances can be given regarding the achievement of future results, and although Enumeral believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, actual results may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, performance or achievements, or industry results to differ materially from those contemplated by such forward-looking statements include, among others, the risks that (a) Enumeral’s expectations regarding market acceptance of the Company’s business in general and the Company’s ability to penetrate the antibody discovery and development fields in particular, as well as the timing of such acceptance, (b) Enumeral’s ability to attract and retain management with experience in biotechnology and antibody discovery and similar emerging technologies, (c) the scope, validity and enforceability of Enumeral’s and third party intellectual property rights, (d) Enumeral’s ability to raise capital when needed and on acceptable terms and conditions, (e) Enumeral’s ability to comply with governmental regulation, (f) the intensity of competition, (g) changes in the political and regulatory environment and in business and fiscal conditions in the United States and overseas and (h) general economic conditions.

More detailed information about Enumeral and risk factors that may affect the realization of forward-looking statements, including forward-looking statements in this press release, is set forth in Enumeral’s filings with the Securities and Exchange Commission. Enumeral urges investors and security holders to read those documents free of charge at the Commission’s website at http://www.sec.gov. Forward-looking statements speak only as to the date they are made, and except for any obligation under the U.S. federal securities laws, Enumeral undertakes no obligation to publicly update any forward-looking statement as a result of new information, future events or otherwise.

Contacts

Burns McClellan, Inc., on behalf of Enumeral Biomedical Holdings

Investors

Steve Klass, 212-213-0006

sklass@burnsmc.com

or

Media

Justin Jackson, 212-213-0006, ext. 327

jjackson@burnsmc.com